CONSENT OF INDEPENDENT AUDITORS


The Trustees and Shareholders
Evergreen Fixed Income Trust



We consent to the use of our reports:

     Dated May 30, 1997 for Evergreen U.S. Government Securities Fund, a series of Evergreen Investment Trust;

     Dated May 30, 1997 for Evergreen Strategic Income Fund;

     Dated September 5, 1997 for Keystone High Income Bond Fund (B-4);

     Dated August 8, 1997 for Evergreen Short-Intermediate Bond Fund, a series of Evergreen Municipal Trust;

     Dated August 8, 1997 for Evergreen Intermediate-Term Government Securities Fund, a series of Evergreen Lexicon Fund; and

     Dated August 8, 1997 for Evergreen Capital Preservation and Income Fund incorporated by reference herein.


                                             /s/ KPMG Peat Marwick LLP
                                             KPMG Peat Marwick LLP


Boston, Massachusetts
December 12, 1997